EXHIBIT 99.1
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                [LETTERHEAD OF CHANGE TECHNOLOGY PARTNERS, INC.]



July 26, 2002

Dear Fellow Shareholder,

The last year has been one of difficult transition for the employees, management and board of CTPI. We have closed down or sold-off unprofitable businesses, laid off the vast majority of our employees and worked hard to reduce the expenses relating to CTPI's former businesses such as leases, rent obligations and employee severance costs. By and large, most of that work is complete.

In reviewing our businesses we concluded that one offered prospects for growth in revenue and operating income. Canned Interactive, based in Los Angeles, designs and produces interactive digital video discs (DVD) for the entertainment industry. We have worked with the management of Canned to boost their financial performance by installing new financial personnel and controls such as an automated job tracking and profitability system. We have also targeted client diversification to reduce our reliance on the entertainment community and to increase margins. These efforts have borne fruit as Cisco, Nike and Sony/Ericsson have been added to Canned's client roster. We are impressed with Canned's management and will continue to work with them to build their business. However, while there are no plans now for a merger or sale of Canned, if an attractive opportuinity presented itself, the board would act consistent with our goal to increase CTPI's value.

As previously announced, in December of 2001 we signed a merger agreement with Franklin Capital Corporation, an America Stock Exchange listed company. Prior to our agreement we had participated with Franklin in the financing of the acquisition and development of a national radio sales and syndication business Excelsior Radio Network, Inc.,. Based on this experience and other factors, we were confident that our merger with Franklin was in all our best interests. Unfortunately, Franklin elected to terminate the merger, which we announced on July 1. While we are disappointed by the termination, during this time we were able to deploy our cash in high yielding notes and, through warrants, have an equity stake in Excelsior Radio.

Our objective now is the same as in December of last year. We seek to acquire a majority stake in an operating business that generates cash and has good prospects for growth and capital returns. We also are working to identify the best way to reduce the number of shares outstanding, either in conjunction with an investment transaction or through a reverse stock split.

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Now that the merger has been terminated, we are actively soliciting input from our shareholders and pursuing investment opportunities. Notice has gone out for our shareholder meeting scheduled for August 21 in Greenwich, CT. Until that time, if you have and questions, comments or suggestions, please call me at 1 203 661 4556 or email me at bill.avery@change.com. Thank you for your support.

Sincerely yours,

/s/ William Avery
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William Avery





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